Exhibit 99.1

Protective Life Corporation Post Office Box 2606 Birmingham, AL 35202 205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE CONFIRMS CREDIT EXPOSURES TO

FANNIE MAE, FREDDIE MAC, LEHMAN BROTHERS AND AIG

BIRMINGHAM, Alabama, (September 16, 2008) Protective Life Corporation (NYSE:PL) today confirmed its credit exposures relating to its investments in preferred stock issued by the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac), debt and preferred stock issued by Lehman Brothers Holdings, Inc., (Lehman) and debt and preferred stock issued by American International Group, Inc. (AIG).

In the event that there is no recovery with respect to such securities (an outcome that the Company believes is unlikely), the Company expects that the resulting charge would reduce the Company’s share-owners’ equity per share by approximately $2.12 as indicated in the attached table and at www.protective.com.  The Company’s share-owners’ equity per share excluding accumulated other comprehensive income (AOCI) at June 30, 2008 was $36.76.  AOCI was ($6.96) per share at June 30, 2008.  The Company will determine the amount of any impairment charge relating to these securities as of September 30, 2008.

Share-owners’ equity per share excluding AOCI is a non-GAAP financial measure. Share-owners’ equity per share is a GAAP financial measure to which share-owners’ equity per share excluding AOCI may be compared. Share-owners’ equity per share at June 30, 2008, which includes AOCI, was $29.80.

FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known trends and uncertainties: the Company’s investments, including, but not limited to, the Company’s invested assets, derivative financial instruments and commercial mortgage loan portfolio, are subject to market and credit risks; the Company is dependent on the performance of others, including, but not limited to, reinsurers; and, as with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company, and the Company’s ability to compete is dependent on the availability of reinsurance, which has become more costly and less available in recent years, or other substitute capital market solutions; the success of the Company’s captive reinsurance program and related marketing efforts is dependent on a number of factors outside the control of the Company, including, but not limited to, continued access to capital markets and the overall tax position of the Company; the Company’s ability to grow depends in large part upon the continued availability of capital which has been negatively impacted by recent regulatory action and reserve increase related to certain discontinued lines of business and may be negatively impacted in the future by an increase in guaranteed minimum death benefit related policy liabilities resulting from negative performance in the equity markets, and future marketing plans are dependent on access to the capital markets through securitization; and new accounting or statutory rules or changes to existing accounting or statutory rules could negatively impact the Company; the Company’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk, which could negatively affect our business or result in losses; credit market volatility could cause market price and cash flow variability in the Company’s fixed income portfolio, resulting in defaults on principal or interest payments on those securities or adverse impact on the Company’s liquidity or ability to efficiently access the capital markets to issue long term debt or fund statutory reserves. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/ 10-Q for more information about these and other factors which could affect future results.

CONTACTS:

Rich Bielen

Vice Chairman and Chief Financial Officer

(205) 268-3617

Eva Robertson

Vice President, Investor Relations

(205) 268-3912

Protective Life Corporation (“PLC”) - Supplemental Investment Portfolio Information

Fannie Mae, Freddie Mac, Lehman and AIG as of 9/15/08 - GAAP Amortized Cost as of 8/31/08

(Dollars in millions, except per share amounts)

(Unaudited)

	Fannie Mae (2)	Freddie Mac (2)	Lehman (5)	AIG (3)
Senior Debt	n/a	n/a	$44.3	$94.0
Subordinated Debt	n/a	n/a	32.0	—
Junior Subordinated Debt	n/a	n/a	12.5	3.0
Preferred Stock	24.0	7.6	10.1	—
Other (Common Stock, GICs, CDS, Securities Lending)	—	—	—	—
PLC Total (1) (4)	$24.0	$7.6	$98.9	$97.0

(1) Excludes Modco Trading Portfolio Holdings of:	$2.6	$	$19.3	$34.1

(The modco trading portfolio holdings support modified coinsurance arrangements and the investment results are passed directly to third-party reinsurers.)

(2) Excludes Debt of Fannie Mae and Freddie Mac since these securities are not believed to be at risk of default at this time.

(3) Includes $55.2 for American International Group, $39.5 for American General Finance, and $2.3 for International Lease Finance.

(4) In the event there is no recovery with respect to the securities (an outcome that the Company believes is unlikely), the Company expects that the resulting after-tax charge (assuming a 35% tax rate) would reduce share-owners’ equity per share by approximately $2.12.

(5) The total for Protective Life Insurance Company, on a stand-alone basis, is $98.6 million.